Exhibit 99.1

Marinus Pharmaceuticals Provides Business Update and Reports Second Quarter 2020 Financial Results

•	Clinical trials remain on track, with Refractory Status Epilepticus (SE) trial expected to begin enrollment shortly

•	CDKL5 deficiency disorder (CDD) pivotal topline results on track for Q3; Conference call to be scheduled to discuss CDD data release and business update

•	Organization further strengthened with new additions to both the Board of Directors and management team

RADNOR, Pa.--(BUSINESS WIRE)--August 6, 2020--Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat rare seizure disorders, today provided an update on its clinical development activities and reported its financial results for the second quarter ended June 30, 2020.

“We are very pleased to report that the company’s clinical programs continue to progress in line with the current timelines most recently discussed at our June 30 R&D Day, with limited disruptions attributable to COVID-19,” said Scott Braunstein, M.D., Chief Executive Officer of Marinus. “We continue to expect topline data from our pivotal Phase 3 clinical trial in CDKL5 deficiency disorder in the third quarter, and in anticipation of this, we are planning for both our first NDA submission and the potential commercial launch of ganaxolone. Furthermore, we recently reported that the FDA granted Rare Pediatric Disease Designation for ganaxolone in CDD, an important milestone for both Marinus and patients suffering from this devastating condition.”

Dr. Braunstein added, “In addition to progressing our clinical trials, we are also strengthening the organization and preparing Marinus for the next phase of growth. The company continues to execute on the multiple initiatives and clinical trials we believe will drive long term value for shareholders, including efforts in developing next generation formulations. To bolster this strategy, we were pleased to appoint Chuck Austin to our Board of Directors, as well as adding new leadership in our research, clinical development, legal and commercialization teams to ensure we have strong and experienced talent around the table to guide the execution of Marinus’ mission.”

Pipeline Update:

Status Epilepticus (SE)

•	Marinus is on track to start enrolling the Phase 3 study in Q3, with 50 of the targeted 100 U.S. sites already pre-selected.

•	The Phase 3 study is a randomized, double-blind, placebo-controlled trial in SE patients who have failed benzodiazepines and 2 or more second line intravenous anti-epileptic drugs (AEDs). The trial is designed to enroll approximately 125 patients randomized to receive ganaxolone or placebo adjunctive to standard of care, and to provide greater than 90% power to detect a 30% efficacy difference between ganaxolone and placebo.

•	Patients will receive a 36-hour infusion followed by a 12-hour taper for a total 48-hour treatment period, which, for patients randomized to receive ganaxolone, targets a plasma concentration of greater or equal to 500ng/mL for 12-hours (same target concentration, 50% longer duration as the target dose evaluated in Phase 2).

•	The co-primary endpoints for the trial are (i) proportion of patients with SE cessation within 30 minutes of treatment initiation without medications for the acute treatment of SE and (ii) proportion of patients with no progression to IV anesthesia for 36 hours following treatment initiation.

•	Topline data is expected in the first half of 2022.

CDKL5 Deficiency Disorder (CDD)

•	Marinus remains on-track to report topline data from the pivotal Phase 3 Marigold Study in Q3, evaluating the use of oral ganaxolone in children and young adults with CDD. The global, double-blind, placebo-controlled, clinical trial enrolled 101 patients between the ages of 2 and 21 with a confirmed disease-related CDKL5 gene variant.

•	On July 30, the company announced the FDA has granted Rare Pediatric Disease Designation for ganaxolone for the treatment of CDD.

•	In advance of topline data, preparations have begun for an expanded access program (EAP) in CDD that would allow the company, on positive data, to offer ganaxolone to patients who were unable to participate in the Phase 3 trial.

•	The company continues to enhance its plans for a potential NDA submission and the development of its commercial strategy.

Tuberous Sclerosis Complex (TSC)

•	The first patient has been enrolled in the Phase 2 open-label trial to evaluate the safety and tolerability of adjunctive ganaxolone treatment in patients with TSC. The trial is expected to enroll approximately 30 patients ages 2 to 65.

•	The protocol is designed for patients to undergo a four-week baseline period, followed by a 12-week treatment period where they will receive up to 600 mg of ganaxolone (oral liquid suspension) three times a day. Patients who meet eligibility criteria may continue ganaxolone treatment during a 24-week extension planned for the trial.

•	The primary endpoint for the trial is percent change in 28-day primary seizure frequency for the treatment period relative to baseline. The company plans to analyze allopregnanolone sulfate levels as part of the trial efficacy analysis.

•	The company expects to report topline data in the first half of 2021, subject to any delays that may be caused by COVID-19.

PCDH19 Related Epilepsy (PCDH19-RE)

•	Marinus remains on-track to enroll approximately 25 patients in the ongoing Phase 2 Violet Study evaluating allopregnanolone sulfate as a biomarker and ganaxolone as a treatment in PCDH19-RE patients.

•	The company believes the increased patient enrollment has the potential to strengthen the ability to detect a meaningful signal as proof-of-concept for the allopregnanolone sulfate biomarker hypothesis.

•	On-track to report topline data from this proof-of-concept trial in the first half of 2021.

•	Marinus will continue to evaluate if the allopregnanolone sulfate biomarker hypothesis could have broader utility in other targeted indications.

Corporate Update:

•	Marinus raised $46 million in gross proceeds from an underwritten public offering of its common stock.

•	Appointed Martha Manning, Esq., who has over 20 years of life sciences experience, as Vice President, General Counsel and Secretary.

•	Appointed Charles Austin, a recognized leader in the pharmaceutical and medical device industries, to its Board of Directors.

•	Hosted a clinical update and commercial overview on its pipeline programs in Status Epilepticus (SE), CDKL5 Deficiency Disorder (CDD) and Tuberous Sclerosis Complex (TSC), with four key opinion leaders participating in the event.

CDD Phase 3 Topline Clinical Data Conference Call:

•	As mentioned previously, Marinus plans to host a conference call later in the third quarter coincident with the release of topline data from its Phase 3 CDD clinical trial.

Financial Update:

At June 30, 2020, the company had cash, cash equivalents and investments of $105.9 million, compared to $91.7 million at December 31, 2019. We believe that our cash and cash equivalents as of June 30, 2020 will enable us to fund our current scale of operating expenses and capital expenditures into 2022.

Research and development expenses increased to $11.8 million and $26.8 million for the three and six months ended June 30, 2020, respectively, as compared to $10.0 million and $18.9 million for the same periods in the prior year. The increases were due primarily to our ongoing enrollment in our CDD trial, which completed enrollment during the first quarter of 2020, and enhanced drug development activity, including preclinical studies and manufacturing activities in preparation for a potential NDA filing for CDD and a Phase 3 clinical trial in SE expected to commence in the third quarter of 2020.

General and administrative expenses were $4.1 million and $8.0 million for the three and six months ended June 30, 2020 as compared to $2.5 million and $6.2 million for the same periods in the prior year. The increases were due primarily to increased legal and consulting fees as we scale up our operations and prepare for potential commercialization, and noncash stock-based compensation.

The company reported net losses of $15.7 million and $34.3 million for the three and six months ended June 30, 2020, respectively, compared to $12.4 million and $24.9 million in the same period a year ago. Cash used in operating activities increased to $30.0 million for the six months ended June 30, 2020 compared to $20.4 million for the same period a year ago.

Readers are referred to, and encouraged to read in its entirety, the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, to be filed with the Securities and Exchange Commission, which includes further detail on the above-referenced transactions and the company’s business plans, operations, financial condition and results of operations.

Marinus Pharmaceuticals, Inc.

Selected Financial Data (in thousands, except share and per share amounts)

(unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$98,930	$90,943
Investments	6,966	739
Other assets	7,547	7,160
Total assets	$113,443	$98,842
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$9,503	$8,031
Other long term liabilities	2,795	3,042
Total liabilities	12,298	11,073
Total stockholders’ equity	101,145	87,769
Total liabilities and stockholders’ equity	$113,443	$98,842

About Ganaxolone

Ganaxolone, a positive allosteric modulator of GABAA receptors, is being developed in intravenous and oral formulations intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Unlike benzodiazepines, ganaxolone exhibits anti-seizure and anti-anxiety activity via its effects on synaptic and extrasynaptic GABAA receptors. Ganaxolone has been studied in more than 1,600 subjects, both pediatric and adult, at therapeutically relevant dose levels and treatment regimens for up to four years.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Expenses:
Research and development	$11,752	$10,010	$26,756	$18,882
General and administrative	4,130	2,502	7,980	6,169
Loss from operations	(15,882)	(12,512)	(34,736)	(25,051)
Interest income	212	90	398	186
Other expense, net	(5)	(1)	(9)	(41)
Net loss	$(15,675)	$(12,423)	$(34,347)	$(24,906)
Deemed dividends on convertible preferred stock	—	—	(8,880)	—
Net loss applicable to common shareholders	$(15,675)	$(12,423)	$(43,227)	$(24,906)
Per share information:
Net loss per share of common stock—basic and diluted	$(0.16)	$(0.24)	$(0.46)	$(0.47)
Basic and diluted weighted average shares outstanding	99,770,498	52,522,225	93,180,795	52,493,874

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of innovative therapeutics to treat rare seizure disorders. Ganaxolone is a positive allosteric modulator of GABAA receptors that acts on a well-characterized target in the brain known to have anti-seizure, anti-depressant and anti-anxiety effects. Ganaxolone is being developed in IV and oral dose forms intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Marinus has conducted the first ever Phase 3 pivotal trial in children with CDKL5 deficiency disorder and is conducting a Phase 2 trial in Tuberous Sclerosis Complex, as well as a Phase 2 biomarker-driven proof-of-concept trial in PCDH19-related epilepsy. The company intends to initiate a Phase 3 trial in status epilepticus. For more information visit www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our clinical development plans for ganaxolone; our expectations to release topline data from the pivotal Phase 3 Marigold Study in the third quarter of 2020; our expectations to initiate a Phase 3 trial in status epilepticus in the third quarter of 2020; our expectations to release topline data from our Phase 3 trial in status epilepticus in the first half of 2022; our expectations regarding the enrollment of our Phase 2 open-label trial for patients with TSC; our expectations to release topline data from our Phase 2 open-label trial for patients with TSC in the first half of 2021; our expectations regarding enrollment in our Phase 2 Violet Study; our expectations to release topline data from our Phase 2 Violet Study in the first half of 2021; our expectations that our cash, cash equivalents and investments will be sufficient to fund our operations into 2022; the potential safety and efficacy of ganaxolone; expectations regarding our ability to receive and utilize a priority review voucher; the therapeutic potential of ganaxolone; and our plans for an expanded access program for ganaxolone. Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of the U.S. Food and Drug Administration may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; our ability to obtain and maintain regulatory approval for our product candidate; our ability to obtain and maintain patent protection for our product candidates; delays, interruptions or failures in the manufacture and supply of our product candidate; our ability to raise additional capital; the effect of the COVID-19 pandemic on our business, the medical community and the global economy; and the availability or potential availability of alternative products or treatments for conditions targeted by us that could affect the availability or commercial potential of our product candidate. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see filings Marinus has made with the Securities and Exchange Commission.

Contact

Sasha Damouni Ellis
Vice President, Investor Relations & Corporate Communications
Marinus Pharmaceuticals, Inc.
484-253-6792
sdamouni@marinuspharma.com